Subject to Completion
               Preliminary Pricing Supplement dated May 18, 2006

PRICING SUPPLEMENT
------------------
(To MTN Prospectus Supplement, general Prospectus Supplement and Prospectus dated March 31, 2006)
Pricing Supplement Number:


                           Merrill Lynch & Co., Inc.



                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue


                               Fixed Rate Notes


Principal Amount:

Issue Price:                      The Notes will be offered at varying prices related to prevailing market prices.

Denominations:                    $1,000 and integral multiples thereof

Purchase Price
to Underwriter:                                %

CUSIP Number:

Interest Rate:                             %, calculated on the basis of a 360 day year of twelve
                                  30 day months (unadjusted).

Original Issue Date:              May     , 2006

Stated Maturity Date:             May     , 2036

Interest Payment Dates:           May 30th and November 30th of each year, commencing November 30, 2006 subject to the following Business Day convention.

Repayment at the Option
of the Holder:                    The Notes cannot be repaid at the option of the holder prior to the Stated
                                  Maturity Date.

Redemption at the Option
of the Company:                   On and after May 30, 2008, the Notes will be subject to redemption at the option of Merrill Lynch & Co., Inc. (the "Company") in whole or in part on each Interest Payment Date upon 5 days' notice at a price equal to 100% of the principal amount per Note plus accrued and unpaid interest.

Form:                             The Notes will be issued in fully registered book-entry form. As described in the accompanying prospectus supplement, upon issuance, all of the Notes will be represented by one or more fully registered global Notes. Each global Note will be deposited with, or on behalf of, The Depository Trust
                                  Company, otherwise known as DTC, or any successor to it (the "depository"), as depositary, and registered in the name of Cede & Co., DTC's partnership nominee.

                                  Investors may elect to hold interests in the global Notes through either the depository, in the United States, or Clearstream Banking, societe anonyme
                                  ("Clearstream, Luxembourg"), or Euroclear Bank S.A./N.V., as operator of the
                                  Euroclear System ("Euroclear"), if they are participants in these systems, or indirectly through organizations which are participants in these systems.

                                  Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream,
                                  Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold interests in customers'



                                  securities accounts in the depositaries' names on the books of the depository.
                                  At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream,
                                  Luxembourg and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear
                                  (the "U.S. Depositaries"). Beneficial interests in the global securities will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below or in the accompanying prospectus supplement, the global securities may be transferred, in whole but not in part, only to another nominee of the depositary or to a successor of the depository or its nominee.

Trustee:                          JPMorgan Chase Bank, N.A.

Underwriter:                      Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S")

Risk Factor:                      The Company may redeem the Notes on any Interest Payment Date on or after
                                  May 30, 2008 upon 5 days' notice. In the event that the Company redeems the
                                  Notes prior to the Stated Maturity Date, investors will receive only the principal amount of the Notes plus accrued and unpaid interest to but excluding the early redemption date, and investors will not receive the benefit of any future interest payments. The Notes are less likely to become subject to early redemption during periods when interest is accruing on the
                                  Notes at a rate below prevailing interest rates, and more likely to become subject to early redemption during periods when interest is accruing on the
                                  Notes at a rate above prevailing interest rates.

Business Day:                     Any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Dated:                            May      , 2006